================================================================================



                              AMENDED AND RESTATED
                            LINE OF CREDIT AGREEMENT


                                     AMONG


                       ATLANTIC BROADCASTING CORPORATION,
                       FEDERAL BROADCASTING CORPORATION,
                   SOUTHEAST TEXAS BROADCASTING CORPORATION,
                        TEXOMA BROADCASTING CORPORATION,
                      TRI-STATE BROADCASTING CORPORATION,
                                AS CO-BORROWERS,


                              The Several Lenders
                       from Time to Time Parties Hereto,

                                      and


                               BANK OF MONTREAL,
                                    AS AGENT



                         DATED AS OF SEPTEMBER 16, 1994


================================================================================

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2

         1.1  Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.2  Other Definitional Provisions . . . . . . . . . . . . . . . . . .   12

SECTION 2.  AMOUNT AND TERMS OF   . . . . . . . . . . . . . . . . . . . . . . .   12

         2.1  Line of Credit. . . . . . . . . . . . . . . . . . . . . . . . . .   12
         2.2  Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         2.3  Procedure for Borrowing . . . . . . . . . . . . . . . . . . . . .   13
         2.4  Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         2.5  Termination or Reduction of Line of Credit Amounts  . . . . . . .   14
         2.6  Optional and Mandatory Prepayments  . . . . . . . . . . . . . . .   15
         2.7  Conversion and Continuation Options . . . . . . . . . . . . . . .   16
         2.8  Minimum Amounts of Tranches . . . . . . . . . . . . . . . . . . .   16
         2.9  Interest Rates and Payment Dates  . . . . . . . . . . . . . . . .   16
         2.10  Computation of Interest and Fees . . . . . . . . . . . . . . . .   17
         2.11  Inability to Determine Interest Rate . . . . . . . . . . . . . .   17
         2.12  Pro Rata Treatment and Payments  . . . . . . . . . . . . . . . .   18
         2.13  Illegality . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         2.14  Requirements of Law  . . . . . . . . . . . . . . . . . . . . . .   19
         2.15  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         2.16  Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . .   22

         3.1  Financial Condition . . . . . . . . . . . . . . . . . . . . . . .   22
         3.2  No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
         3.3  Corporate Existence; Compliance with Law  . . . . . . . . . . . .   22
         3.4  Corporate Power; Authorization; Enforceable Obligations . . . . .   23
         3.5  No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.6  No Material Litigation  . . . . . . . . . . . . . . . . . . . . .   23
         3.7  No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
         3.8  Ownership of Property; Liens  . . . . . . . . . . . . . . . . . .   23
         3.9  Intellectual Property . . . . . . . . . . . . . . . . . . . . . .   24
         3.10  No Burdensome Restrictions . . . . . . . . . . . . . . . . . . .   24
         3.11  Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.12  Federal Regulations  . . . . . . . . . . . . . . . . . . . . . .   24
         3.13  ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   24
         3.14  Investment Company Act; Other Regulations  . . . . . . . . . . .   25
         3.15  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . .   25


                                                                                Page
                                                                                ----
         3.16  Purpose of Loans . . . . . . . . . . . . . . . . . . . . . . . .   25
         3.17  Environmental Matters  . . . . . . . . . . . . . . . . . . . . .   25
         3.18  Broadcast Licenses, etc. . . . . . . . . . . . . . . . . . . . .   26
         3.19  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         3.20  Stations . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . .   27

         4.1  Conditions to Effectiveness.  . . . . . . . . . . . . . . . . . .   27

SECTION 5.  COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

         5.1  Financial Statements  . . . . . . . . . . . . . . . . . . . . . .   30
         5.2  Certificates; Other Information . . . . . . . . . . . . . . . . .   30
         5.3  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
         5.4  Financial Condition Covenants . . . . . . . . . . . . . . . . . .   32
         5.5  Limitation on Indebtedness  . . . . . . . . . . . . . . . . . . .   32
         5.6  Asset Sales . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
         5.7  Limitation on Restricted Payments . . . . . . . . . . . . . . . .   32

SECTION 6.  OFFERING BASIS  . . . . . . . . . . . . . . . . . . . . . . . . . .   33

SECTION 7.  THE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   33

         7.1  Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
         7.2  Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . .   33
         7.3  Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . .   33
         7.4  Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.5  Notice of Default . . . . . . . . . . . . . . . . . . . . . . . .   34
         7.6  Non-Reliance on Agent and Other Lenders . . . . . . . . . . . . .   34
         7.7  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . .   35
         7.8  Agent in Its Individual Capacity  . . . . . . . . . . . . . . . .   35
         7.9  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . .   35

SECTION 8.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . .   36

         8.1  Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . .   36
         8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
         8.3  No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . .   37
         8.4  Survival of Representations and Warranties  . . . . . . . . . . .   37
         8.5  Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . .   37
         8.6  Successors and Assigns; Participations; Purchasing Lenders  . . .   38
         8.7  Adjustments . . . . . . . . . . . . . . . . . . . . . . . . . . .   40

                                                                                Page
                                                                                ----
         8.8  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.9  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.10  Integration  . . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.11  GOVERNING LAW  . . . . . . . . . . . . . . . . . . . . . . . . .   40
         8.12  Submission To Jurisdiction; Waivers  . . . . . . . . . . . . . .   41
         8.13  Acknowledgements . . . . . . . . . . . . . . . . . . . . . . . .   41
         8.14  WAIVERS OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . .   42
         8.15  Joint and Several Liability  . . . . . . . . . . . . . . . . . .   42
         8.16  Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . .   42
         8.17  Consent to Supplement to Security Agreement  . . . . . . . . . .   42


SCHEDULES

1.1      Line of Credit Amounts; Addresses for Notices
3.1      Certain Transactions
3.18     Broadcast Licenses, Etc.



EXHIBITS

A        -       Note
B        -       Assignment and Acceptance
C-1      -       Opinion of Proskauer Rose Goetz & Mendelsohn
C-2      -       Opinion of Roberts & Eckard
D        -       Supplement to Stock Pledge Agreement
E        -       Acknowledgement and Consent
F        -       Supplement to Security Agreement
G        -       Federal Subordination Agreement

                 AMENDED AND RESTATED LINE OF CREDIT AGREEMENT, dated as of September 16, 1994, among:

                             (i) ATLANTIC BROADCASTING CORPORATION, a Delaware corporation ("Atlantic"), FEDERAL BROADCASTING CORPORATION, a New York corporation ("Federal"), SOUTHEAST TEXAS BROADCASTING CORPORATION, a Texas corporation ("Southeast"), TEXOMA BROADCASTING CORPORATION, a Texas corporation ("Texoma"), and TRI-STATE BROADCASTING CORPORATION, a Delaware corporation ("Tri-State"), jointly and severally (collectively, the "Co-Borrowers" and each a "Co-Borrower"),

                            (ii)  the several banks and other financial
                 institutions from time to time parties to this Agreement (the "Lenders") and

                           (iii) BANK OF MONTREAL, as agent for the Lenders hereunder (in such capacity, the "Agent").


                              W I T N E S S E T H:


                 WHEREAS, the Co-Borrowers (other than Federal), the Agent and certain banks and other financial institutions (the "Existing Lenders") are parties to the Credit Agreement, dated as of December 21, 1993 (as amended, supplemented or otherwise modified to the date hereof, the "Existing Credit Agreement"), pursuant to which the Existing Lenders made loans to the Co-Borrowers (other than Federal); and

                 WHEREAS, Federal intends to acquire all the outstanding warrants and stock issued by Smith Acquisition Corp., a Delaware corporation ("Smith"), which owns WHTM - TV, Inc. which owns a television station located in Harrisburg, Pennsylvania and other assets specified in the Acquisition Agreement (as defined below) for a purchase price not exceeding $52,000,000 (including fees and expenses); and

                 WHEREAS, the Co-Borrowers have requested that the Agent and the Existing Lenders amend and restate the Existing Credit Agreement, inter alia, to include Federal as a Co-Borrower and to provide a $36,000,000 increase in the Co-Borrowers' outstanding line of credit to finance the WHTM Acquisition (as defined below), to pay related fees and expenses, and for working capital and general corporate purposes; and

                 WHEREAS, the Agent and the Lenders are willing so to amend and restate the Existing Credit Agreement, but only on the terms and conditions hereof;

                 NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, effective as of the Closing Date, the parties hereto hereby amend and restate the Existing Credit Agreement to read in its entirety as follows:

                            SECTION 1.  DEFINITIONS

                 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                 "Acquisition Agreement": the Securities Purchase Agreement, dated as of February 15, 1994, between PCC and the stockholders and warrant holders of Smith, together with all schedules and exhibits thereto (as the same has been amended, supplemented or otherwise modified to the date hereto), as assigned to Federal pursuant to the Assignment Agreement, dated as of September 16, 1994, between Federal and PCC.

                 "Affiliate": as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                 "Agreement": the Existing Credit Agreement, as amended and restated by this Amended and Restated Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

                 "Applicable Margin": for each Type of Loan during the Margin Period immediately following each fiscal quarter, the rate per annum set forth under the relevant column heading below opposite the applicable ratio of aggregate Indebtedness outstanding on the last day of such fiscal quarter to Operating Cash Flow for the four consecutive fiscal quarters ended on such day:



         Ratio                                        Base Rate Loans   Eurodollar Loans
         -----                                        ---------------   ----------------
         greater than or equal to  3.5 x                    .75%              2.00%

         <3.5 x greater than or equal to  3.00 x            .50%              1.75%

         <3.00 x greater than or equal to  2.00 x           .25%              1.50%

         <2.00                                             0.00%              1.25%




         provided, however, that until the Margin Period relating to the fiscal quarter ending September 30, 1994, the Applicable Margin shall be .75% for Base Rate Loans and 2.00% for Eurodollar Loans, and provided, further, that if at any time the Co- Borrowers shall fail to deliver the financial statements required by subsection 5.1(b) for any fiscal quarter or the related Applicable Margin Certificate required by subsection 5.2(e) on or before the date such statements and certificate are required to be delivered pursuant to such subsections, the aggregate Indebtedness to Operating Cash Flow ratio shall be deemed for purposes of this definition to be greater than 3.5 to 1.0 for the period which commences five Business Days after such required date of delivery and ends on the date which is five Business Days after such financial statements and certificate are actually delivered, after which the Applicable Margin shall be determined in accordance with the preceding schedule.

                 "Applicable Margin Certificate":  as defined in subsection
         5.2(e).

                 "Assignee":  as defined in subsection 8.6(c).

                 "Assignment and Acceptance": an assignment and acceptance entered into by a Lender or an assignee, substantially in the form of Exhibit B.

                 "Available Cash Flow": for any period of four consecutive fiscal quarters, Operating Cash Flow for such period minus the sum of the aggregate Restricted Payments, Capital Expenditures and taxes paid in cash by the Co-Borrowers during such period.

                 "Available Line of Credit": as to any Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Lender's Line of Credit Amount over (b) the aggregate principal amount of all Loans made by such Lender then outstanding.

                 "Base Rate": for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof:
         "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced); and " Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal
         Funds Effective Rate, respectively.

                 "Base Rate Loans": Loans the rate of interest applicable to which is based upon the Base Rate.

                 "Business":  as defined in subsection 3.17.

                 "Borrowing Date": any Business Day specified in a notice pursuant to subsection 2.3 as a date on which the Co- Borrowers request the Lenders to make Loans hereunder.

                 "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

                 "Capital Expenditure": any cash expenditure made for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset accounts of the Person making such expenditure.

                 "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

                 "Closing Date": the date on which all of the conditions precedent specified in subsection 4.1 are satisfied.

                 "Code": the Internal Revenue Code of 1986, as amended from time to time.

                 "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with any Co- Borrower within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes any Co-Borrower and which is treated as a single employer under Section 414(b) or 414(c) of the Code.

                 "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

                 "Debt Service": for any period of four consecutive fiscal quarters, the sum of (i) aggregate interest expense of the Co-Borrowers for such period and (ii) the aggregate amount of all reductions of the Line of Credit Amounts required pursuant to subsection 2.5(b) during such period.

                 "Default": a violation of, or the failure to observe or perform, any agreement, covenant, representation or condition of any Loan Party under the Loan Documents.

                 "Dollars" and "$": dollars in lawful currency of the United States of America.

                 "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.

                 "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

                 "Eurocurrency Reserve Requirements": for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without the benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

                 "Eurodollar Base Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate at which the Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan to be outstanding during such Interest Period.

                 "Eurodollar Loans": Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

                 "Eurodollar Rate": with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                             Eurodollar Base Rate
                    ----------------------------------------
                    1.00 - Eurocurrency Reserve Requirements

                 "FCC": the Federal Communications Commission or any successor agency or authority.

                 "Federal Subordination Agreement": the Intercompany Subordination Agreement, dated as of September 16, 1994, made by PCC and Federal in favor of the Agent, as the same may be amended, supplemented or otherwise modified from time to time, substantially in the form of Exhibit G.

                 "Financing Lease": any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

                 "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.

                 "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                 "Guarantee Obligation": as to any Person (the "guaranteeing person"), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent,
         (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

                 "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

                 "Indebtedness": of any Person at any date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument and (c) Guarantee Obligations in respect of Indebtedness of other Persons.

                 "Insolvency": with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                 "Insolvent":  pertaining to a condition of Insolvency.

                 "Intercompany Subordination Agreement": the Intercompany Subordination Agreement, dated as of December 21, 1993, made by Atlas and Continental and each of the Co-Borrowers (other than Federal) in favor of the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

                 "Interest Period":  with respect to any Eurodollar Loan:

                          (i)  initially, the period commencing on the
                 borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Co-Borrowers in their notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

                         (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Co-Borrowers by irrevocable notice to the Agent not less than three Working Days prior to the last day of the then current Interest Period with respect thereto;


         provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                          (1)  if any Interest Period pertaining to a
                 Eurodollar Loan would otherwise end on a day that is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

                          (2) any Interest Period that would otherwise extend
                 beyond the Termination Date shall end on the Termination Date;

                          (3) any Interest Period pertaining to a Eurodollar
                 Loan that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

                          (4) the Co-Borrowers shall select Interest Periods so
                 as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

                 "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

                 "Line of Credit Amount": as to any Lender, the amount of the line of credit made available by such Lender to the Co-Borrowers hereunder, as such amount is set forth opposite such Lender's name on
         Schedule 1.1 and as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

                 "Line of Credit Percentage": as to any Lender at any time, the percentage which such Lender's Line of Credit Amount then constitutes of the aggregate Line of Credit Amount (or, at any time after the line of credit made available hereunder shall have expired or terminated, the percentage which the aggregate principal amount of such Lender's Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

                 "Line of Credit Period": the period from and including the Closing Date to but not including the Termination Date or such earlier date on which the Lenders shall, in their sole and absolute discretion exercisable at any time, terminate the lines of credit made available hereunder.

                 "Loan Documents": this Agreement, the Notes, the Security Documents, the Supplement to Stock Pledge Agreement, the Supplement to Security Agreement and the Intercompany Subordination Agreement.

                 "Loans":  all loans made pursuant to this Agreement.

                 "Loan Parties": each of the Co-Borrowers, each of the Pledgors, PCC and WHTM-TV, Inc.

                 "Margin Period": in relation to any fiscal quarter, the period which (i) commences five Business Days after the date of delivery to the Agent of the financial statements required by subsection 5.1(b) for such quarter and the related Applicable Margin Certificate required by subsection 5.2(e), and (ii) ends four Business Days after the date of delivery to the Agent of such financial statements and related Applicable Margin Certificate for the next succeeding fiscal quarter.

                 "Material Adverse Effect": a material adverse effect on (a) the business, assets or condition (financial or otherwise) of the Co-Borrowers taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Agent or any of the Lenders hereunder or thereunder.

                 "Material Environmental Amount": an amount payable by the Co-Borrowers in excess of $200,000 for remedial costs, compliance costs, compensatory damages, punitive damages, fines, penalties or any combination thereof.

                 "Materials of Environmental Concern": any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

                 "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                 "Note":  as defined in subsection 2.2.

                 "Obligations": the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Co-Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Co-Borrowers to the Agent or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes or the other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Agent or to the Lenders that are required to be paid by the Co-Borrowers pursuant to the terms of this Agreement) or otherwise.

                 "Operating Cash Flow": for any date of determination, the aggregate net income of the Co-Borrowers for the four most recently ended fiscal quarters of the Co-Borrowers, plus the sum of the aggregate (i) barter expenses, (ii) interest expense, (iii) depreciation, (iv) amortization, (v) income taxes and (vi) other non-cash expenses of the Co-Borrowers, in each case for such period, minus the sum of the aggregate (x) barter revenue of and (y) actual payments for programming made by, the Co-Borrowers, in each case for such period, all determined in accordance with GAAP.

                 "PBGC": the Pension Benefit Guaranty Corporation (or any successor corporation) established pursuant to Subtitle A of Title IV of ERISA.

                 "Participant":  as defined in subsection 8.6(b).

                 "PCC": Price Communications Corporation, a New York corporation.

                 "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

                 "Plan": at a particular time, any employee benefit plan which is covered by ERISA and in respect of which any Co- Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                 "Pledgors": each of Atlas Broadcasting Corporation, a New York corporation, ("Atlas"), Continental Broadcasting Corporation, a Delaware corporation, ("Continental"), PCC, Federal and Smith as the pledgors under the Stock Pledge Agreement.

                 "Properties":  as defined in subsection 3.17.

                 "Regulation U": Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "Reorganization": with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                 "Reportable Event": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC Reg. Section 2615.

                 "Required Lenders": at any time, Lenders the Line of Credit Percentages of which aggregate more than 66-2/3%.

                 "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                 "Responsible Officer": as to any Person, the chief executive officer, the president, or any Senior Vice President of such Person or, with respect to financial matters, the chief financial officer of such Person.

                 "Restricted Payments":  as defined in subsection 5.7.

                 "Security Agreement": the Security Agreement, dated as of December 21, 1993, made by the Co-Borrowers (other than Federal) in favor of the Agent for the ratable benefit of the Lenders and to which Federal, Smith and WHTM-TV, Inc. have become parties pursuant to the provisions of subsection 8.17 and the Supplement to Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Security Documents": the collective reference to the Security Agreement, the Stock Pledge Agreement and all other security documents hereafter delivered to the Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Co-Borrowers hereunder, under the Notes and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

                 "Single Employer Plan": any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                 "Station":  a television station or AM or FM radio station.

                 "Stock Pledge Agreement": the Stock Pledge Agreement, dated as of December 21, 1993, made by the Pledgors (other than PCC, Federal and Smith) in favor of the Agent for the ratable benefit of the Lenders and to which PCC, Federal and Smith have become parties pursuant to the Supplement to Stock Pledge Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                 "Subordinated Intercompany Loans": the collective reference to (i) the three intercompany loans made by Continental Broadcasting Corporation to Southeast, Texoma and Tri-State, in the principal amounts of approximately $16,470,000, $17,265,000 and $22,185,000, respectively, on November 30, 1993, (ii) the intercompany loans made by Atlas Broadcasting Corporation to Atlantic in the principal amount of approximately $10,224,000 on November 30, 1993 and (iii) Indebtedness of Federal to PCC.

                 "Subsidiary": as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of PCC.

                 "Supplement to Security Agreement": the Supplement to Security Agreement to be executed and delivered by Federal, Smith and WHTM-TV, Inc. substantially in the form of Exhibit F.

                 "Supplement to Stock Pledge Agreement": the Supplement to Stock Pledge Agreement to be executed and delivered by PCC, Federal and Smith substantially in the form of Exhibit D.

                 "Termination Date": September 30, 2001, or such earlier date on which the Line of Credit Amounts shall be terminated in accordance with subsection 2.5.

                 "Tranche": the collective reference to Eurodollar Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

                 "Type": as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

                 "WHTM Acquisition": the acquisition by Federal, from the stockholders and warrant holders of Smith pursuant to the Acquisition Agreement, of Smith, which owns 100% of the stock of WHTM-TV, Inc., a Pennsylvania corporation and the owner of WHTM-TV, a television station located in Harrisburg, Pennsylvania.

                 "Working Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

                 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

                 (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to PCC and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                 (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                 (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                 SECTION 2.  AMOUNT AND TERMS OF LINE OF CREDIT

                 2.1 Line of Credit. (a) Subject to the terms and conditions hereof, each Lender is pleased to make severally available to the Co-Borrowers a line of credit in an amount equal to such Lender's Line of Credit Amount. During the Line of Credit Period the Co-Borrowers may, subject to the Lenders' continued satisfaction with all matters related to the credit, use the lines of credit made available hereunder by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

                 (b)  The Loans may from time to time be (i) Eurodollar Loans,
         (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Co-Borrowers and notified to the Agent in accordance with subsections 2.3 and 2.7, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

                 2.2 Notes. The Loans made by each Lender shall be evidenced by a joint and several demand promissory note made by the Co-Borrowers, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a "Note"), payable to the order of such Lender and in a principal amount equal to the lesser of (a) the initial Line of Credit Amount of such Lender and (b) the aggregate unpaid principal amount of all Loans made to the Co-Borrowers by such Lender. Each Lender is hereby authorized to record the date, Type and amount of each Loan made by such Lender to the Co-Borrowers, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided that the failure by any Lender to make any such recordation shall not affect any of the Obligations of the Co-Borrowers under such Note or this Agreement. Each Note shall (x) be dated the Closing Date, (y) be stated to mature on demand and (z) provide for the payment of interest in accordance with subsection 2.9.

                 2.3 Procedure for Borrowing. Subject to the Lenders' continued satisfaction with all matters related to the credit, the Co-Borrowers may borrow under the Line of Credit Amount during the Line of Credit Period on any Business Day, provided that the Co-Borrowers shall give the Agent irrevocable notice (which notice must be received by the Agent prior to 10:00 A.M., New York City time, (a) three Working Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Period therefor. Each borrowing hereunder shall be in an amount equal to (x) in the case of Eurodollar Loans, $500,000 or a whole multiple of $100,000 in excess thereof or
         (y) in the case of Base Rate Loans, $100,000 or a whole multiple of $100,000 in excess thereof. Upon receipt of any such notice from the Co-Borrowers, the Agent shall promptly notify each Lender thereof. Each Lender will, subject to such Lender's continued satisfaction with all matters related to the credit, make the pro-rata share of each borrowing available to the Agent for the account of the Co-Borrowers at the office of the Agent specified in subsection 8.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Co-Borrowers in funds immediately available to Agent. Such borrowing will then be made available to the Co-

         Borrowers by the Agent crediting the account of the Co-Borrowers on the books of such office with the aggregate of the amounts received by the Agent from the Lenders in like funds as received by the Agent.

                 2.4 Fees. (a) The Co-Borrowers jointly and severally agree to pay to the Agent for the account of each Lender a line of credit fee for the Line of Credit Period, computed at the rate of 1/2 of 1% per annum on the average daily amount of the Available Line of Credit of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

                 (b) The Co-Borrowers shall pay on the Closing Date to the Agent a fee equal to $350,000.

                 2.5 Termination or Reduction of Line of Credit Amounts. (a) The Co-Borrowers shall have the right, upon not less than four Business Days' notice to the Agent, to terminate the lines of credit made available hereunder or, from time to time thereafter, to reduce the aggregate Line of Credit Amounts; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the aggregate Line of Credit Amounts then in effect. Any such reduction shall be in an amount equal to $100,000 or a whole multiple thereof or, if less, the remaining Line of Credit Amounts and shall reduce permanently the Line of Credit Amounts then in effect. Voluntary reductions of the Line of Credit Amounts shall be applied to the latest remaining scheduled reductions of the Line of Credit Amounts set forth in subsection 2.5(b).

                 (b) The aggregate Line of Credit Amounts will be automatically and permanently reduced on the dates and in the amounts set forth below:

                 Date                                   Reduction Amount
                 ----                                   ----------------

                 September 30, 1995                         $   600,000
                 December 31, 1995                          $   600,000
                 March 31, 1996                             $   600,000
                 June 30, 1996                              $   600,000
                 September 30, 1996                         $   600,000
                 December 31, 1996                          $   600,000
                 March 31, 1997                             $   720,000
                 June 30, 1997                              $   720,000
                 September 30, 1997                         $   720,000
                 December 31, 1997                          $   720,000

                 Date                                   Reduction Amount
                 ----                                   ----------------
                 March 31, 1998                             $   840,000
                 June 30, 1998                              $   840,000
                 September 30, 1998                         $   840,000
                 December 31, 1998                          $   840,000
                 March 31, 1999                             $ 1,020,000
                 June 30, 1999                              $ 1,020,000
                 September 30, 1999                         $ 1,020,000
                 December 31, 1999                          $ 1,020,000
                 March 31, 2000                             $ 1,200,000
                 June 30, 2000                              $ 1,200,000
                 September 30, 2000                         $ 1,200,000
                 December 31, 2000                          $ 1,200,000
                 March 31, 2001                             $ 1,760,000
                 June 30, 2001                              $ 1,760,000
                 September 30, 2001                     $ 1,760,000 or any amount outstanding
                                                        under the Line of Credit Amounts.


                 (c) The aggregate Line of Credit Amounts shall be further permanently reduced by an amount equal to the greater of 100% of the net proceeds received by Atlantic from the sale by Atlantic of WIRK-FM and WBZT-AM or $21,000,000 upon the earlier to occur of the sale by Atlantic of WIRK-FM and WBZT-AM or December 31, 1994.

                 (d) If any Co-Borrower shall sell any asset (other than the sale by Atlantic of WIRK-FM and WBZT-AM), the aggregate Line of Credit Amounts will be permanently reduced by 75% of the greater of (i) the fair market value of the asset so sold and (ii) the aggregate cash consideration received therefor. Such reduction shall be applied pro rata to the remaining scheduled reductions of the Line of Credit Amounts set forth in subsection 2.5(b).

                 (e) The aggregate Line of Credit Amounts shall be further permanently reduced by an amount equal to the amount of proceeds received by any Co-Borrower from the sale by any such Co-Borrower of any Capital Stock in such Co-Borrower. Such reduction shall be applied to the scheduled reductions set forth in subsection 2.5(b) in the order so scheduled.

                 (f) The Required Lenders shall have the right at any time to terminate or reduce the aggregate Line of Credit Amounts. Any such termination or reduction shall be effective immediately upon notice to the Co-Borrowers and shall permanently terminate or reduce, as the case may be, the aggregate Line of Credit Amounts then in effect. Any such reduction shall be applied to such remaining scheduled reductions of the Line of Credit Amounts as the Required Lenders shall specify in such notice.

                 2.6 Optional and Mandatory Prepayments. (a) The Co-Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (other than as provided for in subsection 2.16), upon at least three (in the case of Eurodollar Rate Loans) or one (in the case of Base Rate Loans) Business Days' irrevocable notice to the

         Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice together with any amounts payable pursuant to subsection
         2.16 shall be due and payable on the date specified therein. Partial prepayments shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

                 (b) If at any time (including, without limitation, following a reduction in the Line of Credit Amounts pursuant to subsection 2.5) the aggregate principal amount of the Loans exceeds the aggregate Line of Credit Amounts then in effect, the Co- Borrowers shall immediately repay the Loans in an aggregate amount equal to such excess.

                 2.7 Conversion and Continuation Options. (a) Subject to the Lenders' continued satisfaction with all matters related to the credit, the Co-Borrowers may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Agent at least two Business Days' prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Co-Borrowers may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Agent at least three Working Days' prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when the Agent or any Lender has determined that such a conversion is not appropriate,
         (ii) any such conversion may only be made if, after giving effect thereto, subsection 2.8 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

                 (b) Subject to the Lenders' continued satisfaction with all matters related to the credit, any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Co-Borrowers giving notice to the Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when the Agent or any Lender has determined that such a continuation is not appropriate, (ii) if, after giving effect thereto, subsection 2.8 would be contravened or (iii) after the date that is one month prior to the Termination Date and provided, further, that if the Co-Borrowers shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

                 2.8 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof.

                 2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

                 (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

                 (c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any line of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, upon demand or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of overdue interest, line of credit fee or other amount, the Base Rate plus 2%, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

                 (d) Interest shall be payable in arrears on each Interest Payment Date and on the Termination Date, provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable from time to time on demand.

                 2.10 Computation of Interest and Fees. Interest on Base Rate Loans (when based on the Prime Rate) and interest on overdue interest, line of credit fees and other amounts payable hereunder shall be calculated on the basis of a 365 day (or 366 day, as the case may be) year for the actual days elapsed. Interest on Eurodollar Loans, Base Rate Loans (when based on the Federal Funds Effective Rate) and line of credit fees shall be calculated on the basis of a 360-day year for the actual days elapsed. The Agent shall as soon as practicable notify the Co-Borrowers and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Agent shall as soon as practicable notify the Co-Borrowers and the Lenders of the effective date and the amount of each such change in interest rate.

                 2.11 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

                 (a) the Agent shall have determined (which determination shall be conclusive and binding upon the Co-Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                 (b) the Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Agent shall give telecopy or telephonic (which is promptly confirmed in writing) notice thereof to the Co-Borrowers and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Co-Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

                 2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Co-Borrowers from the Lenders hereunder, each payment on account of any line of credit fee hereunder and any reduction of the Line of Credit Amounts of the Lenders shall be made pro rata according to the respective Line of Credit Percentages of the Lenders. Each payment (including each prepayment) by the Co- Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Co-Borrowers hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Agent, for the account of the Lenders, at the Agent's office specified in subsection 8.2, in Dollars and in immediately available funds. The Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day (and interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Working Day.

                 (b) Unless the Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its Line of Credit Percentage of the borrowing on such date available to the Agent, the Agent may assume that such Lender has made such amount available to the Agent on such Borrowing Date, and the Agent may, in reliance upon such assumption, make available to the Co-Borrowers a corresponding amount. If such amount is made available to the Agent on a date after such Borrowing Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Effective Rate during such period, times (ii) the amount of such Lender's Line of Credit Percentage of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such

Borrowing Date to the date on which such Lender's Line of Credit Percentage of such borrowing shall have become immediately available to the Agent and the denominator of which is 360. A certificate of the Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender's Line of Credit Percentage of such borrowing is not in fact made available to the Agent by such Lender within three Business Days of such Borrowing Date, the Agent shall be entitled to recover such amount with interest thereon at a rate per annum equal to the higher of (i) the rate applicable to such borrowing and (ii) the daily average Federal Funds Effective Rate from the Co-Borrowers.

                 2.13 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the willingness of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Co-Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 2.16.

                 2.14 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                 (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (in each case except for taxes covered by subsection 2.15 and changes in the rate of tax on the overall net income of such Lender);

                (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

               (iii)  shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Co-Borrowers shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Co-Borrowers, through the Agent, of the event by reason of which it has become so entitled. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                 (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Co-Borrowers (with a copy to the Agent) of a written request therefore, the Co-Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                 2.15 Taxes. (a) All payments made by the Co-Borrowers under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of the Agent and each Lender, taxes on the overall net income of the Agent or such Lender and franchise taxes (imposed in lieu of such net income taxes) imposed on the Agent or such Lender, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Lender (excluding a connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Agent or any Lender hereunder or under the Notes, the amounts so payable to the Agent or such Lender shall be increased to the extent necessary to yield to the Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.
Whenever any Taxes are payable by any Co-Borrower, as promptly as possible thereafter the Co-Borrowers shall send to the Agent for its own account or for the account of such Lender, as the case may be, a certified copy, if available, of an original official receipt received by the Co-Borrowers showing payment thereof. If any Co- Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent the required receipts or other required documentary evidence, the Co-Borrowers shall indemnify the Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the

Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

                 (b) Each Lender agrees that it will, on or prior to the date of execution and delivery of this Agreement or the date on which such Lender becomes a Lender pursuant to an Assignment and Acceptance, as the case may be, deliver to the Co-Borrowers and the Agent (i) if applicable, two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Co-Borrowers and the Agent two further copies of the said Form 1001 or 4224, if applicable, and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Co-Borrowers, and such extensions or renewals thereof as may reasonably be requested by the Co-Borrowers or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Co-Borrowers and the Agent. Such Lender shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of the rate applicable to the Lender's assignor on the date of the Assignment and Acceptance pursuant to which it became a Lender, withholding tax attributable solely to such excess rate shall be considered excluded from Taxes.

                 2.16 Indemnity. The Co-Borrowers jointly and severally agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Co-Borrowers in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Co-Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Co-Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Co-Borrowers in making any prepayment after the Co-Borrowers have given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Calculation of all amounts payable to a Lender under this subsection 2.16 shall be made as though such Lender had actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection 2.16. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.


                   SECTION 3.  REPRESENTATIONS AND WARRANTIES

                 To induce the Agent and the Lenders to enter into this Agreement and to induce the Lenders to make available the line of credit hereunder, each Co-Borrower hereby represents and warrants to the Agent and each Lender that:

                 3.1 Financial Condition. The consolidated balance sheet of PCC and its consolidated Subsidiaries as at December 31, 1993 and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of PCC and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the fiscal year then ended. The unaudited consolidated balance sheet of PCC and its consolidated Subsidiaries as at June 30, 1994 and the related unaudited consolidated statements of income and of cash flows for the six-month period ended on such date, certified by a Responsible Officer of PCC, copies of which have heretofore been furnished to each Lender, are complete and correct and present fairly the consolidated financial condition of PCC and its consolidated Subsidiaries as at such date, and the consolidated results of their operations and their consolidated cash flows for the six-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). Neither PCC nor any of its consolidated Subsidiaries had, at the date of the most recent balance sheet referred to above, any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. During the period from June 30, 1994 to and including the date hereof there has been no sale, transfer or other disposition by PCC or any of its consolidated Subsidiaries of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of PCC and its consolidated Subsidiaries at June 30, 1994, other than as set forth in Schedule 3.1.

                 3.2 No Change. Except as set forth on Schedule 3.1, since June 30, 1994, (a) there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon the Capital Stock of PCC nor has any of the Capital Stock of PCC been redeemed, retired, purchased or otherwise acquired for value by PCC or any of its Subsidiaries.

                 3.3 Corporate Existence; Compliance with Law. Each of the Co-Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

                 3.4 Corporate Power; Authorization; Enforceable Obligations. Each of the Co-Borrowers has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of the Loan Documents to which any Co-Borrower is a party, other than consents, authorizations, filings, notices and acts which have been obtained, made or effected on or prior to the date hereof. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Co-Borrower. This Agreement constitutes, and each other Loan Document to which the Co- Borrowers are party when executed and delivered will constitute, a legal, valid and binding obligation of the Co-Borrowers enforceable against the Co-Borrowers in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

                 3.5 No Legal Bar. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or material Contractual Obligation of any Co-Borrower and will not result in, or require, the creation or imposition of any material Lien on any of the Co-Borrowers' respective properties or revenues pursuant to any such material Requirement of Law or material Contractual Obligation.

                 3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Co-Borrowers, threatened by or against any Co-Borrower or against any of the Co-Borrowers' respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

                 3.7 No Default. No Co-Borrower is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect.

                 3.8 Ownership of Property; Liens. Each of the Co-Borrowers has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any material Lien except pursuant to the Security Documents.

                 3.9 Intellectual Property. Each of the Co-Borrowers owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the "Intellectual Property"). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Co-Borrower know of any valid basis for any such claim. The use of such Intellectual Property by the Co-Borrowers does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                 3.10 No Burdensome Restrictions. No Requirement of Law or Contractual Obligation of any Co-Borrower could reasonably be expected to have a Material Adverse Effect.

                 3.11 Taxes. Each of PCC and its Subsidiaries has filed or caused to be filed all tax returns which, to the knowledge of the Co-Borrowers, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of PCC or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Co-Borrowers, no claim is being asserted, with respect to any such tax, fee or other charge.

                 3.12 Federal Regulations. No part of the proceeds of any Loans will be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors.

                 3.13 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Co-Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither any Co-Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if such Co-Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent.

                 3.14 Investment Company Act; Other Regulations. None of the Co-Borrowers is (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) a "holding company" as defined in, or otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. None of the Co-Borrowers is subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

                 3.15 Subsidiaries. Other than Federal, none of the Co-Borrowers has any Subsidiaries. Each Co-Borrower is a wholly-owned Subsidiary of PCC.

                 3.16 Purpose of Loans. The proceeds of the Loans shall be used by the Co-Borrowers to consummate the WHTM Acquisition and for working capital purposes of the Co-Borrowers in the ordinary course of business.

                 3.17 Environmental Matters. (a) The facilities and properties owned, leased or operated by the Co-Borrowers (the "Properties") do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law except in either case insofar as such violation or liability, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                 (b) The Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Co-Borrowers (the "Business") which could materially interfere with the continued operation of the Properties or materially impair the fair saleable value thereof.

                 (c) None of the Co-Borrowers has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor do the Co-Borrowers have knowledge or reason to believe that any such notice will be received or is being threatened except insofar as such notice or threatened notice, or any aggregation thereof, does not involve a matter or matters that is or are reasonably likely to result in the payment of a Material Environmental Amount.

                 (d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                 (e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Co- Borrowers, threatened, under any Environmental Law to which any Co-Borrower is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business except insofar as such proceeding, action, decree, order or other requirement, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                 (f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of the Co-Borrowers in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably give rise to liability under Environmental Laws except insofar as any such violation or liability referred to in this paragraph, or any aggregation thereof, is not reasonably likely to result in the payment of a Material Environmental Amount.

                 3.18 Broadcast Licenses, etc. Set forth in Schedule 3.18 hereto is a complete and correct list of all FCC permits and/or licenses held by the Co-Borrowers, the applicable expiration dates and permitted renewal periods (if any) for each such permit or license, and the name of the Person holding each such permit or license. In addition, said Schedule 3.18 sets forth, with respect to each Station, the respective frequency and call letters of such Station, and the name of the Person owning the material assets used in connection with the operation of such Station. Except as set forth in Schedule
3.18 hereto, each Co-Borrower holds all FCC licenses and permits necessary for the operation of its Stations. Except as set forth in Schedule 3.18 hereto, the Co- Borrowers are not aware of any basis for challenging or questioning, or any circumstance which could impede or delay, the timely renewal of any such license or permit. Except as set forth in Schedule 3.18 hereto, each such license and permit is valid and in full force and effect, and no Co-Borrower has received any notice of proceedings relating to the revocation, termination, suspension, non-renewal or modification of any such license or permit.

                 3.19 Indebtedness. The Co-Borrowers have no material Indebtedness other than (i) Indebtedness under this Agreement, (ii) trade accounts payable in the ordinary course of business and (iii) the Subordinated Intercompany Loans.

                 3.20 Stations. (a) As of the Closing Date, Atlantic owns and operates WIRK-FM and WBZT-AM (West Palm Beach, Florida).

                 (b) Southeast owns and operates KJAC-TV (Beaumont and Port Arthur, Texas); Federal owns 100% of Smith which owns WHTM-TV, Inc., a Pennsylvania corporation which operates WHTM-TV, Harrisburg, Pennsylvania; Texoma owns and operates KFDX-TV (Wichita Falls, Texas); and Tri-State owns and operates KSNF-TV (Joplin, Missouri).

                 Each of the foregoing representations and warranties shall automatically be deemed to be restated by each Co- Borrower on the date of each Loan as if made on such date.


                        SECTION 4.  CONDITIONS PRECEDENT

                 4.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction on or before October 15, 1994 of the following conditions precedent:

                 (a) WHTM Acquisition. The WHTM Acquisition shall have been (or shall simultaneously with the effectiveness of this Agreement be) consummated for an aggregate purchase price (including the repayment of Company Debt (as defined in the Acquisition Agreement), fees and expenses) not exceeding $52,000,000 (of which up to $7,000,000 shall have been paid for with the proceeds of an equity investment by PCC in, or a subordinated loan by PCC to, Federal) in cash, and the Agent shall have received, with a counterpart for each Lender, (i) a certified copy of the Acquisition Agreement (including any schedules and exhibits thereto) relating to the WHTM Acquisition, which shall be in form and substance satisfactory to the Required Lenders and (ii) certificates signed by a Responsible Officer of each of PCC and Federal to the effect that all conditions precedent and other material transactions contemplated by the Acquisition Agreement relating to the WHTM Acquisition have been satisfied or consummated, as the case may be, without amendment, waiver or modification of the terms thereof.

                 (b) Loan Documents. The Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of each of the Co-Borrowers, with a counterpart for each Lender, (ii) for the account of each Lender, a Note conforming to the requirements hereof and executed by a duly authorized officer of each of the Co-Borrowers
         (iii) the Supplement to Security Agreement executed by a duly authorized officer of each of the parties thereto, (iv) the Supplement to Stock Pledge Agreement executed by a duly authorized officer of the parties thereto and (v) the

         Federal Subordination Agreement executed by a duly authorized officer of the parties thereto.

                 (c) Corporate Proceedings of the Co-Borrowers. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each of the Co- Borrowers authorizing (i) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which such Co-Borrower is a party, (ii) the borrowings contemplated hereunder, (iii) the granting by it of the Liens created pursuant to the Security Documents to which such Co-Borrower is a party and (iv) the amendment to the Security Agreement contemplated by the Supplement to Security Agreement, certified by the Secretary or an Assistant Secretary of such Co-Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (d) Corporate Proceedings of Smith and WHTM-TV, Inc., as Additional Parties to the Security Agreement. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each of Smith and WHTM-TV, Inc. in their capacity as parties to the Security Agreement as contemplated by the Supplement to Security Agreement authorizing (i) the execution and delivery of the Supplement to Security Agreement and the performance of the Supplement to Security Agreement and the Security Agreement and
         (ii) the granting by them of the Liens created pursuant to the Supplement to Security Agreement and the Security Agreement, certified by the Secretary or an Assistant Secretary of Smith and WHTM-TV, Inc. as of the Closing Date, which certificates shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (e) Corporate Proceedings of PCC, Federal and Smith as Pledgors. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each of PCC, Federal and Smith in their capacity as Pledgors as contemplated by the Supplement to Stock Pledge Agreement authorizing (i) the execution and delivery of the Supplement to Stock Pledge Agreement and the performance of the Supplement to Stock Pledge Agreement and the Stock Pledge Agreement and (ii) the granting by them of the guarantees and Liens created pursuant to the Supplement to Stock Pledge Agreement and the Stock Pledge Agreement, certified by the Secretary or an Assistant Secretary of such Pledgors as of the Closing Date, which certificates shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (f) Corporate Proceedings of Atlas and Continental. The Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Agent, of the Board of Directors of each of Atlas and

         Continental authorizing (i) the amendment to the Stock Pledge Agreement contemplated by the Supplement to Stock Pledge Agreement and (ii) the increase in the Obligations hereunder, certified by the Secretary or an Assistant Secretary of Atlas and Continental, as of the Closing Date, which certificates shall be in form and substance satisfactory to the Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

                 (g) Incumbency Certificates. The Agent shall have received, with a counterpart for each Lender, a Certificate of each of the Loan Parties, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document satisfactory in form and substance to the Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Loan Party.

                 (h) Corporate Documents. The Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

                 (i) Fees. The Agent shall have received the fees to be received on the Closing Date referred to in subsection 2.4(b).

                 (j) Legal Opinions. The Agent shall have received, with a counterpart for each Lender, one or more executed legal opinions of Proskauer Rose Goetz & Mendelsohn substantially in the form of Exhibit C-1, and the executed legal opinion of Roberts & Eckard substantially in the form of Exhibit C-2, and/or other counsel to the Co-Borrowers and the other Loan Parties reasonably satisfactory to the Agent.

                 (k) Pledged Stock; Stock Powers. The Agent shall have received the certificates representing the shares pledged pursuant to the Stock Pledge Agreement as amended by the Supplement to Stock Pledge Agreement, together with an undated stock power for each such certificate executed in blank by, a duly authorized officer of the pledgor thereof.

                 (l) Acknowledgment and Consent. The Agent shall have received an Acknowledgement and Consent in the form attached hereto as Exhibit E, duly executed by WHTM-TV, Inc.

                 (m) Actions to Perfect Liens. The Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the opinion of the Agent, desirable to perfect the Liens created by the Security Documents shall have been completed.

                 (n) Lien Searches. The Agent shall have received the results of a recent search by a Person satisfactory to the Agent, of the Uniform Commercial Code, judgement and tax lien filings which may have been filed with respect to personal property of each the Co-Borrowers, and the results of such search shall be satisfactory to the Agent.

                 (o) Operating Cash Flow Certificate. The Agent shall have received, with a counterpart for each Lender, and each Lender shall be satisfied with the contents of, a statement, certified by a Responsible Officer of PCC, setting forth the Operating Cash Flow of the Co-Borrowers for the twelve month period most recently ended prior to the Closing Date.


                             SECTION 5.  COVENANTS

                 The Co-Borrowers hereby agree that, so long as this Agreement remains in effect, any Note remains outstanding and unpaid or any other amount is owing to any Lender or the Agent hereunder:

                 5.1 Financial Statements. The Co-Borrowers shall cause to be furnished to each Lender:

                 (a) as soon as available, but in any event within 90 days after the end of each fiscal year of PCC, a copy of the consolidated balance sheet of PCC and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing not unacceptable to the Agent;

                 (b) as soon as available, but in any event within 60 days after the end of each fiscal quarter of PCC, a copy of the unaudited consolidated balance sheet of PCC and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer of PCC as being fairly stated in all material respects (subject to normal year-end audit adjustments); and

                 (c) as soon as available, but in any event not later than 30 days after the end of each of the first eleven months of each fiscal year of PCC, the unaudited balance sheet of each Co-Borrower as at the end of such month and the related unaudited statements of income and of cash flows of each Co-Borrower for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year and the figures projected in the applicable budget provided pursuant to subsection 5.2(d), certified by a Responsible Officer of PCC as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

                 5.2 Certificates; Other Information. The Co-Borrowers shall cause to be furnished to each Lender:

                 (a) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default, except as specified in such certificate;

                 (b) concurrently with the delivery of the financial statements referred to in subsection 5.1(a), copies of each Co-Borrower's year-end unaudited financial statements used in the preparation of such statements;

                 (c) concurrently with the delivery of the financial statements referred to in subsections 5.1(a), 5.1(b) and 5.1(c), a certificate of a Responsible Officer stating that, to the best of such officer's knowledge, no Default has occurred during such period, except as specified in such certificate;

                 (d) not later than 30 days after the end of each fiscal year of PCC, a copy of the projections by PCC of the operating budget and cash flow budget of PCC and its Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of PCC to the effect that such projections have been prepared on the basis of sound financial planning practice and that such officer has no reason to believe they are incorrect or misleading in any material respect; and

                 (e) concurrently with the delivery of the financial statements referred to in subsection 5.1(b), a certificate of a Responsible Officer showing in detail the computations necessary to calculate the Applicable Margin (the "Applicable Margin Certificate").

                 (f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

                 5.3 Notices. The Co-Borrowers shall promptly give notice to the Agent and each Lender of:

                 (a)  the occurrence of any Default;

                 (b) any (i) default or event of default under any Contractual Obligation of any Co-Borrower or (ii) non-frivolous litigation, investigation or proceeding which may exist at any time between any Co-Borrower and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

                 (c) any non-frivolous litigation or proceeding affecting any Co-Borrower in which the amount involved is $500,000 or more and not covered by insurance or in which injunctive or similar relief is sought;

                 (d) the following events, as soon as possible and in any event within 30 days after any Co-Borrower knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Co-Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

                 (e) any development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Co-Borrowers propose to take with respect thereto.

                 5.4 Financial Condition Covenants. The Co-Borrowers shall not permit (a) the ratio of (i) the aggregate Indebtedness of the Co-Borrowers to (ii) Operating Cash Flow to (x) exceed 4.0 to 1.0 from the Closing Date through December 30, 1996, (y) exceed 3.5 to 1.0 from December 31, 1996 through December 30, 1997 and (z) exceed 3.0 to 1.0 from December 31, 1997 through the Termination Date or (b) at any time the ratio of (i) Available Cash Flow for any period of four consecutive fiscal quarters to (ii) Debt Service for such period to be less than 1.2 to 1.0.

                 5.5 Limitation on Indebtedness. The Co-Borrowers shall not create, incur, assume or suffer to exist any material Indebtedness, except (i) the Indebtedness under this Agreement, (ii) trade accounts payable in the ordinary course of business and (iii) the Subordinated Intercompany Loans.

                 5.6 Asset Sales. The Co-Borrowers shall not sell any asset unless cash consideration is received in an amount equal to the fair market value thereof.

                 5.7 Limitation on Restricted Payments. The Co-Borrowers shall not declare or pay any dividend (other than dividends payable solely in common stock of the Co-Borrowers) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of any Co-Borrower or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, or make any optional payment on the Subordinated Intercompany Loans, either directly or indirectly, whether in cash or property or in obligations of any Co-Borrower (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions, distributions and optional payments being herein called "Restricted Payments"), except for Restricted Payments permitted to be made pursuant to the Intercompany Subordination Agreement.


                           SECTION 6.  OFFERING BASIS

                 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT OR THE PAYMENT BY THE CO- BORROWERS OF ANY FEES SPECIFIED HEREIN OR THE EXISTENCE OR NONEXISTENCE OF ANY DEFAULT, ALL LOANS MADE BY EACH LENDER SHALL BE PAYABLE ON WRITTEN DEMAND BY SUCH LENDER, AND EACH LENDER SHALL HAVE THE RIGHT TO TERMINATE ITS LINE OF CREDIT AND/OR REFUSE TO MAKE ANY REQUESTED LOAN AT ANY TIME FOR ANY REASON, WITHOUT, IN ANY SUCH CASE, ANY PRIOR NOTICE WHATSOEVER. THE CO-BORROWERS ACKNOWLEDGE THAT CERTAIN COVENANTS HAVE BEEN INCLUDED IN SECTION 5 TO EMPHASIZE CERTAIN MATTERS WHICH ARE OF PARTICULAR CONCERN TO THE LENDERS BUT THAT SUCH INCLUSION SHALL NOT IN ANY WAY BE UNDERSTOOD TO MEAN THAT THE RIGHT OF THE LENDERS TO DEMAND PAYMENT OF OUTSTANDING LOANS OR TO TERMINATE THE LINE OF CREDIT MADE AVAILABLE HEREUNDER OR TO REFUSE TO MAKE ANY REQUESTED LOAN SHALL BE LIMITED TO TIMES WHEN THE CO-BORROWERS ARE IN DEFAULT UNDER SUCH COVENANTS.


                             SECTION 7.  THE AGENT

                 7.1 Appointment. Each Lender hereby irrevocably designates and appoints Bank of Montreal as the Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes Bank of Montreal, as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together
with such other powers as are reasonably incidental thereto.   Notwithstanding
any provision to the contrary elsewhere in this Agreement, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

                 7.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

                 7.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Co-Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or any other Loan Document or for any failure of any Co-Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Co-Borrower.

                 7.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any Co-Borrower), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except to the extent arising solely from the gross negligence or willful misconduct of the Agent. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

                 7.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default hereunder unless the Agent has received notice from a Lender or any Co-Borrower referring to this Agreement, describing such Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Agent shall have received such directions, the Agent may

(but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders.

                 7.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Agent hereinafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

                 7.7 Indemnification. The Lenders agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so), ratably according to their respective Line of Credit Percentages in effect on the date on which indemnification is sought under this subsection, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Agent with respect to or in any way arising out of the execution, delivery, enforcement, performance or administration of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Agent's gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

                 7.8 Agent in Its Individual Capacity. The Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Co-Borrowers as though the Agent were not the Agent hereunder and under the other Loan

Documents. With respect to its Loans made or renewed by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

                 7.9 Successor Agent. The Agent may resign as Agent upon 10 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent, and the term "Agent" shall mean such successor agent effective upon such appointment and approval, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as Agent, the provisions of this subsection shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.


                           SECTION 8.  MISCELLANEOUS

                 8.1 Amendments and Waivers. Neither this Agreement, any Note, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Agent may, from time to time, (a) enter into with the Co-Borrowers written amendments, supplements or modifications hereto and the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Co-Borrowers hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Note or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Line of Credit Amount, in each case without the consent of each Lender affected thereby, or (ii) amend, modify or waive any provision of this subsection or Section 6 or waive any failure of the Co-Borrowers to make any payment of interest or principal when due or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by any Co-Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, in each case without the written consent of all the Lenders, or (iii) amend, modify or waive any provision of Section 7 without the written consent of the then Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon each Co-Borrower, the Lenders, the Agent and all future holders of the Notes.

                 8.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or 2 days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Co-Borrowers and the Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

         The Co-Borrowers:        c/o Price Communications Corporation
                                  45 Rockefeller Plaza
                                  New York, New York  10020
                                  Attention: Robert Price, President
                                  Telecopy:  (212) 397-3755

         The Agent:               Bank of Montreal
                                  430 Park Avenue
                                  New York, New York  10022
                                  Attention: Gretchen Shugart
                                             John Decoufle
                                  Telecopy:  (212) 605-1618

provided that any notice, request or demand to or upon the Agent or the Lenders pursuant to subsection 2.3, 2.5, 2.6, 2.7 or 2.12 shall not be effective until received.

                 8.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

                 8.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

                 8.5 Payment of Expenses and Taxes. Each Co-Borrower jointly and severally agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse each Lender and the Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the fees and disbursements of counsel to the Agent and to the several Lenders, and (c) to pay, indemnify, and hold each Lender and the Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay by the Co-Borrowers in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Agent harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or in any way arising out of the execution, delivery, enforcement, performance or administration of this Agreement, the Notes the other Loan Documents and any such other documents and the transactions contemplated hereby or thereby (all the foregoing in this clause (d), collectively, the "indemnified liabilities"); provided, that no Co-Borrower shall have any obligation under this subsection
8.5 to the Agent or any Lender with respect to costs, expenses, fees, liabilities or other indemnified liabilities arising solely from the gross negligence or willful misconduct of the party to be indemnified. The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

                 8.6 Successors and Assigns; Participations; Purchasing Lenders. (a) This Agreement shall be binding upon and inure to the benefit of the Co-Borrowers, the Lenders, the Agent, all future holders of the Notes and their respective successors and assigns, except that no Co-Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                 (b) Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks or other financial or lending institution ("Participants") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Line of Credit Amount of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, and the Co-Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents. Each Co-Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the

Lenders the proceeds thereof as provided in subsection 8.7 as fully as if it were a Lender hereunder. The Co-Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.14, 2.15 and 2.16 with respect to its participation in the Line of Credit Amounts and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Participants shall not be granted any voting rights or veto power over any action by the participating Lender, except that such Lender may agree not to (i) extend the maturity of its Note, (ii) reduce the amount of any payment in respect thereof or (iii) reduce the rate of any interest or fee.

                 (c) Any Lender may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the consent of the Agent (which shall not be unreasonably withheld), to an additional bank or financial or lending institution (an "Assignee") all or any part of its rights and obligations under this Agreement and the Notes pursuant to an Assignment and Acceptance, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Agent) and delivered to the Agent for its acceptance and recording in the Register. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Line of Credit Amounts as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto).

                 (d) The Agent shall maintain at its address referred to in subsection 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Line of Credit Amounts of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Co-Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Co-Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Agents) the Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Co-Borrowers. On or prior to such effective date, the Co-Borrowers, at their own expense, shall execute and deliver to the Agent (in exchange for the

Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Line of Credit Amount assumed by such Purchasing Lender pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Line of Credit Amount hereunder, a Note to the order of the assigning Lender in an amount equal to the Line of Credit Amount retained by such Lender hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby.

                 (f) Subject to the provisions of subsection 8.16, the Co-Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Co-Borrowers and their Affiliates which has been delivered to such Lender by or on behalf of the Co-Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Co-Borrowers in connection with such Lender's credit evaluation of the Co-Borrowers and their Affiliates prior to becoming a party to this Agreement.

                 (g) Nothing herein shall prohibit any Lender from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

                 8.7 Adjustments. If any Lender (a "benefitted Lender") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to any bankruptcy or insolvency proceeding, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                 8.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Co-Borrowers and the Agent.

                 8.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 8.10 Integration. This Agreement and the other Loan Documents represent the agreement of each Co-Borrower, the Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

                 8.11 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                 8.12 Submission To Jurisdiction; Waivers. Each Co-Borrower hereby irrevocably and unconditionally:

                 (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                 (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                 (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Co-Borrower at its address set forth in subsection 8.2 or at such other address of which the Agent shall have been notified pursuant thereto;

                 (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                 (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

                 8.13 Acknowledgements. Each Co-Borrower hereby acknowledges that:

                 (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the Notes and the other Loan Documents;

                 (b) neither the Agent nor any Lender has any fiduciary relationship with or duty to such Co-Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Agent and Lenders, on one hand, and such Co-Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

                 (c) no joint venture exists among the Lenders or among such Co-Borrower and the Lenders.

                 8.14 WAIVERS OF JURY TRIAL. EACH CO-BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

                 8.15  Joint and Several Liability.  (a)  Subject to paragraph
(b) of this subsection, each Co-Borrower hereby agrees that the obligations of the Co-Borrowers hereunder and under the other Loan Documents shall be joint and several in all circumstances, notwithstanding anything herein or in such other Loan Documents to the contrary. Without limiting the generality of the foregoing, each Co-Borrower agrees that the obligations of the Co-Borrowers hereunder and under the other Loan Documents shall be enforceable against such Co-Borrower even if this Agreement or any other Loan Document may be unenforceable against any other Co- Borrower for any reason.

                 (b) Anything herein or in any Loan Document to the contrary notwithstanding, the maximum liability of each Co- Borrower for the obligations of the other Co-Borrowers shall in no event exceed the amount on which such former Co-Borrower can become liable under applicable federal and state laws relating to the insolvency of debtors.

                 (c) Notwithstanding anything in this Agreement or the other Loan Documents, each Co-Borrower further agrees that any notice or action hereunder or under the other Loan Documents which is required to be given to or by, or taken by, one or more of the Co-Borrowers may be given to or by, or taken by, any Co-Borrower alone, with or without the knowledge or agreement of the other Co-Borrowers, and, if such notice or action is so given or taken, all of the Co-Borrowers shall be bound thereby as if such notice or action was given to or by, or taken by, as the case may be, all of the Co-Borrowers.

                 8.16 Confidentiality. Each Lender agrees to keep confidential any non-public written or oral information (a) provided to it by or on behalf of any Co-Borrower pursuant to or in connection with this Agreement or (b) obtained by such Lender based on a review of the books and records of any Co-Borrower; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to the Agent or any other Lender, (ii) to any Transferee or prospective Transferree which agrees to comply with the provisions of this subsection, provided that the Co-Borrowers shall be promptly notified of any such disclosure to a Transferee or prospective Transferee, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) upon the request or demand of any

Governmental Authority having jurisdiction over such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, or (vii) in connection with the exercise of any remedy hereunder.

                 8.17 Consent to Supplement to Security Agreement. By executing this Agreement, the Co-Borrowers consent to the Supplement to Security Agreement.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                           ATLANTIC BROADCASTING
                                           CORPORATION, as a Co-Borrower


                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                                           FEDERAL BROADCASTING
                                           CORPORATION, as a Co-Borrower


                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                                           SOUTHEAST TEXAS
                                           BROADCASTING CORPORATION,
                                                 as a Co-Borrower

                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                                           TEXOMA BROADCASTING
                                           CORPORATION, as a Co-Borrower

                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                                           TRI-STATE BROADCASTING
                                           CORPORATION, as a Co-Borrower

                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                                           BANK OF MONTREAL, as Agent

                                           By: /s/ Kim I. Pressman
                                               ------------------------------
                                               Title:

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                    ATLANTIC BROADCASTING
                                    CORPORATION, as a Co-Borrower


                                    By:
                                       ------------------------------
                                       Title:

                                     FEDERAL BROADCASTING
                                     CORPORATION, as a Co-Borrower


                                     By:
                                        -----------------------------
                                        Title:

                                     SOUTHEAST TEXAS
                                     BROADCASTING CORPORATION,
                                           as a Co-Borrower


                                     By:
                                        -----------------------------
                                        Title:

                                     TEXOMA BROADCASTING
                                     CORPORATION, as a Co-Borrower


                                     By:
                                        -----------------------------
                                        Title:

                                     TRI-STATE BROADCASTING
                                     CORPORATION, as a Co-Borrower


                                     By:
                                        -----------------------------
                                        Title:

                                     BANK OF MONTREAL, as Agent


                                     By: /s/ Gretchen Shugert
                                        -----------------------------
                                        Title:   Gretchen Shugert
                                                     Director

                               BANK OF MONTREAL, CHICAGO
                               BRANCH, as a Lender


                               By: /s/ Gretchen Shugert
                                   -----------------------------
                               Title:    Gretchen Shugert
                                             Director